Exhibit Index


Exhibit No.                          Description

99.1                                 Press release dated February 20, 2004


Hub International Posts Record Revenue and EPS for Q4 and 2003
Announces New Plans for Marketing, Compensation Costs

    CHICAGO--(BUSINESS WIRE)--Feb. 20, 2004--Hub International Limited (NYSE/TSX:HBG):

    Highlights:

    -- Annual earnings increase to $1.14 per diluted share, in line with guidance

    --  Revenue increases 30% in 2003, 24% in fourth quarter

    --  Net earnings increase 24% in 2003, 28% in fourth quarter

    --  Organic growth totals 12% in 2003, 10% in fourth quarter

    --  New marketing/identity initiative to build awareness and sales

    -- Name changes at brokerages will yield non-cash charge in first quarter

    --  New compensation plan replaces contractual bonus

    Hub International Limited (NYSE/TSX:HBG) reported today that 2003 net earnings increased 24% to $36.5 million as revenue grew 30% to $286.4 million. Diluted earnings per share for the year rose 8% to $1.14 per share, in line with the company's most recent guidance. In the fourth quarter, net earnings increased 28% to $10.7 million, while revenue increased 24% to $78.7 million. Diluted earnings per share grew 27% to $0.33 in the fourth quarter.
    Hub's brokerages posted a combined organic growth rate of 12% for the full year and 10% in the fourth quarter. Foreign exchange benefits from Hub's Canadian operations contributed 5 percentage points of the organic growth rate in 2003 and 7 percentage points in the fourth quarter.
    Martin P. Hughes, Hub's chairman and chief executive officer, described the growth as encouraging, although he noted that the company did not attain an increase in net margin in 2003 and did not achieve its goals for acquisitions.
    "While we are proud of the growth delivered by many of our brokerages in 2003, we also believe that we can and must achieve more for our shareholders and employees," Hughes said. "Our goal is to achieve sustainable growth and margin expansion on a long-term basis and we are increasing our efforts to accelerate the pace of improvement."

    Organic Growth and Strong Canadian Dollar Boost 2003 Performance

    Hughes said the company benefited in 2003 from organic growth, contributions from brokerages acquired in 2002 and the currency exchange benefits of a strengthening Canadian dollar. Highlights included increased penetration of the commercial middle market in British Columbia, expansion of the professional liability practice based in Chicago and growth of wholesale brokerage operations in New York and Toronto.
    As a result of these and other factors, Hub increased revenue by 30% to $286.4 million from $220.0 million, including organic growth of 12%, or $26.4 million. Foreign exchange effects, due to a strengthening Canadian dollar, contributed 5 percentage points of organic growth.
    Core commissions, which provide approximately 91% of Hub's revenue base, increased 29% to $259.5 million from $201.0 million. Contingent commissions and volume overrides (additional payments from insurers based on the profitability and premium volume of policies placed by
Hub) grew 62% to $18.5 million from $11.5 million, reflecting stronger premium rates on business placed by Hub in 2002. Other income (fees and interest income) grew 11% to $8.4 million from $7.5 million.
    U.S. revenue - 62% of total revenue - grew 32% to $177.2 million in 2003 from $134.1 million in 2002, due to both acquisitions and a 3% organic growth rate. As reported previously, organic growth and margin expansion efforts were limited by weakness in the division that provides lender-placed automobile insurance coverage for financial institutions. During the third quarter of 2003, two large institutions adjusted their credit policies, leading to an accelerated pace of policy cancellations and a sharp decline in revenue. Excluding the impact of this product line, U.S. organic growth was 9% in 2003.
    Canadian revenue - 38% of total revenue - grew 27% to $109.1 million from $85.8 million in 2002, due to both organic growth and strengthening of the Canadian dollar. Canadian brokerages posted organic growth of 26%, of which 14 percentage points reflected a stronger Canadian dollar. Organic growth rates also reflected continued strength in premium rates and increased market penetration aided by access to insurers.
    As a service organization, Hub's primary expense category is compensation, which increased 35% in 2003 to $161.1 million. As a percentage of revenue, compensation increased to 56% from 54% in 2002, due in large part to an increase in non-cash stock based compensation. Total compensation includes cash based salaries, bonuses and benefits and non-cash stock based compensation. Cash-based compensation grew 32% to $156.3 million in 2003, while non-cash stock based compensation increased 341% to $4.8 million.
    Selling, occupancy and administration expense of $56.6 million in 2003, remained constant as a percentage of revenue at 20%. Depreciation declined to 2% of revenue in 2003 from 3% in 2002.
    Interest expense decreased 29% to $5.2 million from $7.3 million in 2002, due largely to lower interest rates and the application of $80 million in proceeds from the 2002 IPO to pay down debt. In addition, interest expense was reduced by the benefits of an interest rate swap and performance-based forgiveness of interest payments due under a loan agreement with an insurer. The interest rate swap effectively converted $65 million of fixed interest rate senior notes into floating rate instruments, reducing interest expense related to the senior notes by $0.8 million in 2003.
    Hub's effective tax rate increased in 2003 to 34% from 33%. The difference in tax rates was affected most directly by non-taxable items in both 2003 and 2002. Approximately $2.6 million of 2002 earnings - resulting from the Old Lyme sale - were non-taxable, while $1.0 million of 2003 earnings - resulting from life insurance proceeds
- were non-taxable. Excluding these two items, the tax rates were approximately 34.7% in both years.
    Net earnings increased 24% to $36.5 million in 2003 from $29.4 million in 2002, primarily as a result of growth in revenue and foreign exchange benefits. As a percentage of revenue, net earnings declined to 12.8% in 2003 from 13.4% in 2002. Diluted earnings per share rose at a somewhat slower rate than net earnings - 8% to $1.14 from $1.06 - due primarily to a larger number of shares outstanding as a result of the 2002 IPO, use of common shares in acquisitions and non-cash stock based compensation.

    Fourth Quarter Continues Pattern of Growth in Revenue and Earnings

    In the fourth quarter, Hub increased revenue by 24% to $78.7 million from $63.6 million. Organic growth of 10% contributed $6.1 million of that increase, while foreign exchange benefits from a strengthening Canadian dollar contributed 7 percentage points of organic growth. Core commissions increased 24% to $74.7 million from $60.5 million. Contingent commissions, volume overrides and other income grew 25% to $3.9 million from $3.1 million.
    U.S. revenue grew 17% to $49.3 million in the fourth quarter of 2003 from $42.2 million in the same period of 2002, due to acquisitions. Organic growth was a negative 3%, a decline of $1.4 million, including the impact of the financial institutions business. Excluding this business, organic growth was less than 1%.
    Canadian revenue grew 37% to $29.4 million from $21.5 million in the fourth quarter of 2002, due to both organic growth and a strengthening of the Canadian dollar. Canadian brokerages posted organic growth of 35%, of which 22 percentage points reflected a stronger Canadian dollar.
    Compensation increased 25% in the fourth quarter of 2003 to $43.8 million. As a percentage of revenue, compensation increased to 56% from 55% in the fourth quarter of 2002, due to an increase in non-cash stock based compensation. Cash-based compensation grew 23% to $42.6 million in the fourth quarter 2003, while non-cash stock based compensation increased 142% to $1.2 million.
    Selling, occupancy and administration expense increased 36% to $15.7 million in the fourth quarter of 2003 from $11.6 million. As a percentage of revenue, selling, occupancy and administration expense increased to 20%, from 18% in 2002 primarily as a result of negative organic growth in the United States during the quarter. Depreciation remained constant at 2% of revenue in the fourth quarter of 2003, while interest expense decreased 6% to $1.0 million. Hub's effective tax rate decreased to 31% from 37%, due primarily to the increase in our Canadian operations' future tax assets following a change in underlying Canadian tax rates.
    Fourth quarter pre-tax earnings rose 16% to $15.4 million from $13.3 million and net earnings increased 28% to $10.7 million in 2003 from $8.3 million in 2002, both primarily as a result of growth in revenue. As a percentage of revenue, net earnings rose to 14% from 13% in 2002. Diluted earnings per share rose 27% to $0.33 from $0.26, in line with earnings growth.

    Financial Position Improved at Year End

    Hughes noted that Hub improved its financial position and capacity for acquisitions in 2003, primarily through $53.9 million of cash flow from operating activities and net proceeds of $15 million from a $65.0 million private debt offering (after repayment of $50 million in bank loans). As a result of these factors, the company closed 2003 with cash and cash equivalents of $82.1 million, an increase of 102% from $40.6 million as of December 31, 2002. Approximately $45 million of the cash and cash equivalents at December 31, 2003 are readily available for acquisitions and the remainder is required for working capital purposes. Hub's debt/capitalization ratio decreased to 25% at the close of 2003 from 27% at the end of 2002.
    "We believe our capital resources, including cash from operations and credit facilities, are adequate to support our operations and acquisition strategies for the coming year," Hughes said. "Had we utilized all loan facilities to the maximum at the close of 2003, our debt/capitalization ratio would have been 34%, which is within our comfort range and well below the 45% limitation in Hub's debt covenants."

    Hub Pursues Initiatives to Increase Long-term Growth Rate

    Hughes said the company is undertaking a number of initiatives in 2004 to capitalize on opportunities created by the rapid pace of Hub's growth since its inception in 1998 and anticipated acceleration in acquisition activity.
    "While we continue to pursue our plans to complete Hub's footprint across the United States, we are focused increasingly on the leverage we can achieve from greater coordination among our regional hubs, such as coordinated sales initiatives and enhanced relationships with insurers," Hughes said.
    "This is an evolutionary process as we pursue our growth strategies," Hughes said. "We will adjust practices and structure as needed, with two primary priorities: first, don't disrupt the things that work best and, second, make everything work just a little better."
    In January 2004, Hub announced that its president, Richard Gulliver, would take on full-time responsibilities for the company's acquisition program, while Bruce Guthart, president of both Hub's Kaye Group brokerage in New York and Hub's U.S. operations, would relinquish his role at Kaye to become the chief operating officer of Hub, a role formerly held by Gulliver. In addition, the company appointed Larry Lineker, president of Hub's TOS Insurance Services Ltd. subsidiary in Vancouver, to the newly created role of chief sales officer.
    The company also plans to initiate a corporate marketing program to raise awareness of Hub's strong competitive capabilities and establish a greater market awareness of the Hub identity. As part of this plan, which will be rolled out during the spring and summer of 2004, all Hub brokerages will be rebranded to operate under the Hub name.
    "While some of our brokerages have operated under trade names that date back several decades, we recognize that a common name and marketing identity can be a powerful driver of awareness, sales growth and corporate culture," Hughes said. "This is a long-term initiative, so we do not anticipate a major or measurable impact in the short-term, but we believe that ultimately substantial benefits will accrue through this effort."
    Hughes noted that in the near-term, the corporate identity and marketing initiative will add to corporate expense levels. In addition to the investment in the marketing program, Hub expects to recognize in the first quarter a non-cash impairment expense of $2.6 million (pre-tax) related to trademarks, reflecting the name changes at individual brokerages.
    In addition, the company has undertaken a number of initiatives to control compensation expense. During 2002, members of the executive management group agreed to accept 50% of their earned bonuses in the form of stock options, rather than cash. At the close of 2003, Hub restructured the Management Bonus Agreement (MBA) to reduce total compensation expense over the long term. Under the new plan, the non-cash stock option component of the bonus was eliminated.
    "The change in the MBA plan is intended to reduce compensation as a percentage of revenue over the long term," Hughes said. "In addition, while bonuses under the MBA plan had been contractual in nature, future bonuses are not and will be subject to review by the board of directors."
    In exchange for the bonus plan concessions, the company will grant MBA participants an aggregate of approximately $15.1 million of restricted share units in the first quarter of 2004, all of which vest on January 1, 2011, subject to continued employment. The cost of these restricted share units will be amortized over the vesting period on a straight-line basis (approximately $2.2 million per year) and will be included in non-cash stock based compensation. The total value of this one-time grant of restricted share units was based on a multiple of the difference between bonuses under the new plan and the average bonus for the prior years.
    Hughes said the company also negotiated as of December 31, 2003 cancellation of the remaining put options previously granted to former owners of brokerages purchased by Hub. These put options allowed the former owners to require Hub to repurchase the shares issued to them in acquiring their brokerages.

    2004 Guidance

    Looking at the current year, Hughes said an economic recovery that adds to sales and staffing at client organizations could be an important driver of organic growth and could offset any softening of premium rates. Hughes said the company anticipates stronger earnings, with initial 2004 earnings guidance of $1.13-$1.17 per diluted share, which includes the non-cash impairment expense related to trademarks associated with the name change. Excluding that non-cash charge of $0.05, the company expects diluted earnings per share of $1.18-$1.22.
    "Guidance for the current year excludes the impact of acquisitions, but it does anticipate additional expenditures on corporate marketing, a reduced contribution from foreign exchange, and continued weakness from our financial institutions division as a result of the loss of a significant client. We enter 2004 with tremendous confidence and excitement for what lies ahead. We will strive to make up for any ground lost on the acquisition front in 2003 and to improve earnings. We have excellent people and strong relationships with both customers and insurers. We anticipate making significant progress as a result of our new management assignments and therefore we believe we are well positioned to deliver on our commitment to shareholders and employees," Hughes said.

    Company Schedules Conference Call and Webcast

    The company will discuss fourth quarter and 2003 results and updated guidance on a conference call scheduled for 9:30 a.m. (CST), 10:30 a.m. (EST) on Friday, February 20, 2004. The call may be accessed via the internet by logging onto www.hubinternational.com and will be available for replay for 90 days on Hub's website, www.hubinternational.com.
    Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and Canadian Securities Commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth
For the three and twelve months ended December 31, 2003
(in thousands of U.S. dollars, except
 percentages)

                                                      Net
                    Revenue                       Adjustments
               ------------------          Total      For      Organic
                Fourth quarter    Total   Growth (Acquisitions) Growth
                 2003     2002  Change($)   (%)   And Disposals    (%)
               -------------------------------------------------------
Total
---------------
Commission
 Income         $74,706  $60,478   $14,228    24%      $(8,359)    10%
Contingent
 Commissions
 and Volume
 Overrides        1,380    1,266       114     9%         (102)     1%
Other Income      2,570    1,884       686    36%         (435)    13%
               -------------------------------------------------------
Total           $78,656  $63,628   $15,028    24%      $(8,896)    10%
               -------------------------------------------------------

USA
---------------
Commission
 Income         $46,701  $39,543    $7,158    18%      $(8,039)    -2%
Contingent
 Commissions
 and Volume
 Overrides          918    1,192      (274)  -23%         (103)   -32%
Other Income      1,669    1,417       252    18%         (434)   -13%
               -------------------------------------------------------
Total           $49,288  $42,152    $7,136    17%      $(8,576)    -3%
               -------------------------------------------------------

Canada
---------------
Commission
 Income         $28,005  $20,935    $7,070    34%        $(320)    32%
Contingent
 Commissions
 and Volume
 Overrides          462       74       388   524%            1    524%
Other Income        901      467       434    93%           (1)    93%
               -------------------------------------------------------
Total           $29,368  $21,476    $7,892    37%        $(320)    35%
               -------------------------------------------------------



                                                      Net
                    Revenue                       Adjustments
               ------------------          Total      For      Organic
                 Twelve months   Total    Growth (Acquisitions) Growth
                 2003     2002  Change($)   (%)  And Disposals     (%)
               -------------------------------------------------------
Total
---------------
Commission
 Income        $259,461 $200,976   $58,485    29%     $(36,303)    11%
Contingent
 Commissions
 and Volume
 Overrides       18,530   11,464     7,066    62%       (2,951)    36%
Other Income      8,368    7,520       848    11%         (749)     1%
               -------------------------------------------------------
Total          $286,359 $219,960   $66,399    30%     $(40,003)    12%
               -------------------------------------------------------

USA
---------------
Commission
 Income        $158,025 $120,741   $37,284    31%     $(35,038)     2%
Contingent
 Commissions
 and Volume
 Overrides       13,493    7,780     5,713    73%       (2,872)    37%
Other Income      5,701    5,628        73     1%         (753)   -12%
               -------------------------------------------------------
Total          $177,219 $134,149   $43,070    32%     $(38,663)     3%
               -------------------------------------------------------

Canada
---------------
Commission
 Income        $101,436  $80,235   $21,201    26%      $(1,265)    25%
Contingent
 Commissions
 and Volume
 Overrides        5,037    3,684     1,353    37%          (79)    35%
Other Income      2,667    1,892       775    41%            4     41%
               -------------------------------------------------------
Total          $109,140  $85,811   $23,329    27%      $(1,340)    26%
               -------------------------------------------------------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months and twelve months ended December 31,
 2003 and 2002
(in thousands of U.S. dollars, except per share amounts)

                                Fourth quarter        Twelve months
                                2003       2002       2003       2002
                          --------------------------------------------
                          (Unaudited)(Unaudited)(Unaudited)
Revenue
  Commission income          $74,706    $60,478   $259,461   $200,976
  Contingent commissions
   and volume overrides        1,380      1,266     18,530     11,464
  Other                        2,570      1,884      8,368      7,520
                          --------------------------------------------
                              78,656     63,628    286,359    219,960
                          --------------------------------------------

Expenses
  Compensation                42,576     34,541    156,320    118,667
  Selling, occupancy and
   administration             15,718     11,575     56,606     44,932
  Depreciation                 1,782      1,414      6,244      5,492
  Interest expense             1,039      1,109      5,191      7,317
  Intangible asset
   amortization                  811        524      3,208      1,671
  Loss/(gain) on disposal of
   investment held for
     sale, property,
      equipment and other
      assets                      79       (101)      (202)    (2,679)
  Loss/(gain) on put
   option liability                7        762       (160)      (186)
  Non-cash stock based
   compensation                1,226        506      4,801      1,089
  Proceeds from life
   insurance                       -          -     (1,000)         -
                          --------------------------------------------
                              63,238     50,330    231,008    176,303
                          --------------------------------------------

Net earnings before income
 taxes                        15,418     13,298     55,351     43,657
                          --------------------------------------------

Provision for income tax
 expense
  Current                      1,583      2,006     16,922     12,851
  Future                       3,159      2,964      1,920      1,405
                          --------------------------------------------
                               4,742      4,970     18,842     14,256
                          --------------------------------------------
Net earnings                  10,676      8,328     36,509     29,401
Interest on subordinated
 convertible debentures          472        457      1,886      2,520
Cash in lieu of dividends
 on restricted share units        35          -        111          -
                          --------------------------------------------
Diluted net earnings         $11,183     $8,785    $38,506    $31,921
                          ============================================

Earnings per share
  Basic                        $0.36      $0.31      $1.22      $1.27
  Diluted                      $0.33      $0.26      $1.14      $1.06

Weighted average shares
 outstanding
  - Basic  (000's)            30,007     26,508     29,967     23,181
Weighted average shares
 outstanding
  -  Diluted (000's)          34,237     33,334     33,767     30,199


HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of December 31, 2003 and December 31, 2002
(in thousands of U.S. dollars)
                                                      2003      2002
                                                   --------- ---------
                                                  (Unaudited)
Assets
Current assets:
Cash and cash equivalents                           $82,052   $40,642
Trust cash                                           54,534    53,648
Accounts and other receivables                      163,728   136,573
Income taxes receivable                               6,768     2,153
Future income taxes                                   2,865     3,324
Prepaid expenses                                      4,449     1,587
                                                   --------- ---------
Total current assets                                314,396   237,927

Goodwill                                            305,862   281,712
Other intangible assets                              42,903    44,164
Property and equipment                               24,181    21,298
Future income taxes                                   6,458     3,715
Other assets                                          6,803     8,060
                                                   --------- ---------
Total assets                                       $700,603  $596,876
                                                   ========= =========

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities           $226,168  $187,034
Contingent consideration payable                          -     8,423
Income taxes payable                                  3,804     1,198
Future income taxes                                     114     1,164
Current portion long-term debt and capital leases     3,362     3,029
                                                   --------- ---------
Total current liabilities                           233,448   200,848

Long-term debt and capital leases                    75,437    69,009
Subordinated convertible debentures                  35,000    35,000
Future income taxes                                  13,928     7,745
                                                   --------- ---------
Total liabilities                                   357,813   312,602
                                                   --------- ---------

Commitments and Contingencies

Shareholders' equity
Share capital                                       254,845   235,197
Issuable shares                                         721    13,743
Contributed surplus                                   4,688     1,234
Cumulative translation account                       20,180     2,185
Retained earnings                                    62,356    31,915
                                                   --------- ---------
Total shareholders' equity                          342,790   284,274
                                                   --------- ---------
Total liabilities and shareholders' equity         $700,603  $596,876
                                                   ========= =========


HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months and twelve months ended December 31,
 2003 and 2002
(in thousands of U.S. dollars)

                              Fourth quarter        Twelve months
                          --------------------------------------------
                                2003       2002       2003       2002
                          --------------------------------------------
                          (Unaudited)(Unaudited)(Unaudited)
Operating activities
Net earnings                 $10,676     $8,328    $36,509    $29,401
Items not affecting
 working capital:
  Amortization and
   depreciation                2,593      1,938      9,452      7,163
  Loss/(gain) on disposal of
   investment held for
    sale, property,
     equipment and other
     assets                       79       (101)      (202)    (2,679)
  Loss/(gain) on put
   option liability                7        762       (160)      (186)
  Non-cash stock based
   compensation                1,226        506      4,801      1,089
  Future income taxes          3,159      2,964      1,920      1,405
Non-cash working capital
 items
  Trust cash                 (10,559)    (8,247)      (886)    (3,222)
  Accounts and other
   receivables               (42,070)   (44,266)    (3,534)   (26,665)
  Prepaid expenses            (2,450)     1,635     (2,616)     1,287
  Accounts payable and
   accrued liabilities        52,024     50,963     14,362     11,673
  Other assets                   129          -     (2,062)         -
  Income taxes                (4,930)    (2,433)    (3,648)      (202)
                          --------------------------------------------
  Net cash flows from
   operating activities        9,884     12,049     53,936     19,064
                          --------------------------------------------

Investing activities
  Property and equipment -
   purchases                  (1,434)    (1,671)    (6,125)    (4,469)
  Property and equipment -
   proceeds on sale               22          6         69          6
  Proceeds from investment
   held for sale                   -          -          -     43,521
  Purchase of
   subsidiaries, net of
   cash received              (3,882)   (46,239)   (14,881)   (50,813)
  Sale of subsidiaries           976        594      1,098      2,623
  Other assets                   255        567       (307)       684
                          --------------------------------------------
  Net cash flows used for
   investing activities       (4,063)   (46,743)   (20,146)    (8,448)
                          --------------------------------------------

Financing activities
  Bank debt                        -          -          -    (55,000)
  Long-term debt -
   advances                   (3,167)    37,074     65,000     51,175
  Long-term debt and
   capital leases -
   repayments                    (91)    (3,485)   (54,540)   (50,094)
  Subordinated convertible
   debenture - repayment           -          -          -    (26,800)
  Share capital - issued
   for cash, net of issue
   costs                          (2)        49        (61)    88,147
  Proceeds from sale of executive
   purchase plan
    shares                         -          -        222          -
  Dividends paid              (1,516)    (1,268)    (6,068)    (4,481)
                          --------------------------------------------
  Net cash flows from
   (used for) financing
   activities                 (4,776)    32,370      4,553      2,947
                          --------------------------------------------

Effect of exchange rate
 changes on cash and cash
 equivalents                   1,946         79      3,067        100
                          --------------------------------------------
Change in cash and cash
 equivalents                   2,991     (2,245)    41,410     13,663
Cash and cash equivalents
 - Beginning of period        79,061     42,887     40,642     26,979
                          --------------------------------------------
Cash and cash equivalents
 - End of period             $82,052    $40,642    $82,052    $40,642
                          ============================================


    CONTACT: Hub International Limited
             Media Contact:
             Dennis J. Pauls, 312-279-4880
             dpauls@hubinternational.com
             or
             Investor Contact:
             Rosenbaum Advisors, Inc.
             Michael Rosenbaum, 847-749-1010
             michael@rosenbaumadvisors.com